Exhibit 3.1

HYPERSCALE DATA, INC.

CERTIFICATE OF DESIGNATION, RIGHTS AND PREFERENCES

OF

10.00% SERIES E CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

November 11, 2024

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”) and Article IV, Section 4 of the Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of Hyperscale Data, Inc. (the “Corporation”):

WHEREAS, Article IV, Section 1 of the Certificate of Incorporation authorizes the issuance of up to 25,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the authorized, undesignated and unissued shares of Preferred Stock, one or more series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series;

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences powers, restrictions and limitations of the shares of such new series; and

WHEREAS, the Board, pursuant to the authority conferred upon it by Article IV, Section 4 of the Certificate of Incorporation and in accordance with Section 151(g) of the DGCL, acting through a unanimous written consent dated October 24, 2024, adopted the following resolutions:

RESOLVED, that a new series of Preferred Stock of the Corporation, designated as 10.00% Series E Cumulative Redeemable Perpetual Preferred Stock, be, and it hereby is, created, and that the designation and number thereof and the voting powers, preferences and relative, participating, optional and other special rights of the 10.00% Series E Cumulative Redeemable Perpetual Preferred Stock, and the qualifications, limitations or restrictions thereof are as set forth in such new Certificate of Designation, as filed with the Secretary of State of the State of Delaware in accordance with the Certificate of Incorporation, the amended and restated bylaws of the Corporation (the “Bylaws”) and the DGCL; and be it

FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said shares and fixing the number, limited powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Certificate of Incorporation of the Corporation; and be it

FURTHER RESOLVED, that the Board of Directors does hereby approve the adoption of this Certificate of Designation relating to the 10.00% Series E Cumulative Redeemable Perpetual Preferred Stock to the Certificate of Incorporation (the “Certificate of Designation”), and does hereby determine that the adoption of this Certificate of Designation is in the best interests of the Corporation’s stockholders; and be it

FURTHER RESOLVED, that each of the Executive Chairman, Chief Executive Officer and President of the Corporation (the “Authorized Officers”) be, and each such person hereby is, authorized and directed to take all actions necessary to prepare and file this Certificate of Designation with the Secretary of State of the State of Delaware as they, in consultation with legal counsel, deem either necessary or appropriate.

Section 1.       Number of Shares and Designation. This series of Preferred Stock shall be designated as the “10.00% Series E Cumulative Redeemable Perpetual Preferred Stock,” par value $0.001 per share (the “Series E Preferred Stock”). The Series E Preferred Stock shall be perpetual, subject to the provisions of Section 4 and Section 5 hereof, and the authorized number of shares of the Series E Preferred Stock shall be 2,500,000 shares. The number of shares of Series E Preferred Stock may be increased from time to time pursuant to the provisions of Section 13 hereof and any such additional shares of Series E Preferred Stock shall form a single series with the Series E Preferred Stock. Each share of Series E Preferred Stock shall have the same designations, rights, preferences, powers, restrictions and limitations as every other share of Series E Preferred Stock.

Section 2.       Dividends.

(a)        Dividend Rate. Holders of shares of the Series E Preferred Stock are entitled to receive, when, as and if declared by the Board, out of funds legally available for the payment of dividends, cumulative cash dividends at an annual rate of 10.00%, which is equivalent to $2.50 per annum per share, based on the $25.00 liquidation preference (the “Dividend Rate”) during the Fixed Term (as defined below). The Dividend Rate shall accrue from, and including, the date of initial issuance to, but not including, the date fixed for redemption (the “Fixed Term”). “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(b)       Dividend Payment Date; Dividend Record Date. Dividends on the Series E Preferred Stock shall accrue daily and be cumulative from, and including, the date of the initial issue and shall be payable monthly within eight (8) Business Days following the Dividend Record Date (as defined herein) (each such payment date, a “Dividend Payment Date,” and each monthly period, a “Dividend Period”). Any dividend payable on the Series E Preferred Stock, including dividends payable for any partial Dividend Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the Corporation’s stock records for the Series E Preferred Stock at the close of business on the applicable record date, which shall be the last day of each month, whether or not a Business Day (each, a “Dividend Record Date”). The first dividend on the Series E Preferred Stock is scheduled, unless deferred, to be paid within eight (8) Business Days following the corresponding Dividend Record Date, which will be January 13, 2025, to the persons who are the holders of record of the Series E Preferred Stock at the close of business on such Dividend Record Date, in the amount of $0.20833 per share.

(c)       Limiting Documents. No dividends on shares of Series E Preferred Stock shall be authorized by the Board or paid or set apart for payment by the Corporation at any time when the payment thereof would be unlawful under the laws of the State of Delaware or when the terms and provisions of any agreement of the Corporation, including any agreement relating to the Corporation’s indebtedness (the “Limiting Documents”), prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the Limiting Documents or a default under the Limiting Documents, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(d)       Dividend Accrual. Except as provided for in the last sentence of this Section 2(d), notwithstanding the foregoing, dividends on the Series E Preferred Stock will accrue regardless of whether (i) the Corporation has earnings; (ii) there are funds legally available for the payment of such dividends; or (iii) such dividends are declared by the Board. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series E Preferred Stock which may be in arrears, and holders of the Series E Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series E Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares. Anything to the contrary herein notwithstanding, the Corporation shall have the right to defer all dividend payments, including accruals thereof, for a period of twelve (12) months at any time.

(e)       Dividends on Junior Stock or Parity Stock. Unless full cumulative dividends on the Series E Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, no dividends (other than in shares of the Corporation’s Class A Common Stock and Class B Common Stock, par value $0.001 per share (collectively, the “Common Stock”), or in shares of any series of Preferred Stock that the Corporation may issue ranking junior to the Series E Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment upon shares of any Junior Stock (as defined in Section 7) or Parity Stock (as defined in Section 7) the Corporation may issue.

(f)       Pro Rata Dividends. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series E Preferred Stock and the shares of any other series of Preferred Stock that the Corporation may issue ranking on parity as to dividends with the Series E Preferred Stock, all dividends declared upon the Series E Preferred Stock and any other series of Preferred Stock ranking on parity that the Corporation may issue as to dividends with the Series E Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series E Preferred Stock and such other series of Preferred Stock that the Corporation may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series E Preferred Stock and such other series of Preferred Stock that the Corporation may issue (which shall not include any accrual in respect of unpaid dividends for prior Dividend Periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series E Preferred Stock which may be in arrears.

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(g)       Payment of Accrued and Unpaid Dividends. Holders of Series E Preferred Stock shall not be entitled to any dividend in excess of all accumulated accrued and unpaid dividends on the Series E Preferred Stock as described in this Section 2. Any dividend payment made on the Series E Preferred Stock shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.

(h)       Dividend Default. Whenever dividends on any shares of Series E Preferred Stock are in arrears for more than twelve or more Dividend Periods, whether or not consecutive (a “Dividend Default”):

(i)       the Dividend Rate shall be increased to 12% per annum (equivalent to $3.00 per annum per share) (as increased, the “Penalty Rate”), commencing on the first day after the Dividend Payment Date on which a Dividend Default occurs and for each subsequent Dividend Payment Date thereafter until such time as the Corporation has paid all accumulated accrued and unpaid dividends on the Series E Preferred Stock in full, at which time the Dividend Rate shall revert to the rate of 10.00% of the $25.00 per share stated liquidation preference per annum (the “Stated Rate”);

(ii)       on the next Dividend Payment Date following the Dividend Payment Date on which a Dividend Default occurs, and continuing until such time as the Corporation has paid all accumulated accrued and unpaid dividends on the Series E Preferred Stock in full, the Corporation shall pay all dividends on the Series E Preferred Stock, including all accumulated accrued and unpaid dividends, on each Dividend Payment Date either in cash or, if not paid in cash, by issuing to the holders thereof (A) if the Common Stock is then  listed on the New York Stock Exchange (“NYSE”), the NYSE American LLC (the “NYSE American”) or Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq (a “National Market Listing”), shares of freely tradeable Common Stock with a value equal to the amount of dividends being paid, calculated based on the then current market value of the Common Stock, plus cash in lieu of any fractional share of Common Stock, or (B) if the Common Stock is not then subject to a National Market Listing, additional shares of Series E Preferred Stock with a value equal to the amount of dividends being paid, calculated based on the stated $25.00 liquidation preference per share of the Series E Preferred Stock, plus cash in lieu of any fractional Series E Preferred Stock;

(iii)       until such time as the Dividend Rate reverts to the Stated Rate pursuant to subparagraph (i) of this paragraph (h), the holders of Series E Preferred Stock will have the voting rights described in Section 8 hereof; and

(iv)       to the extent that the Corporation determines a shelf registration statement to cover resales of Common Stock or Series E Preferred Stock is required in connection with the issuance of, or for resales of, such Common Stock or Series E Preferred Stock issued as payment of a dividend, the Corporation will use its commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until such time as all shares of such stock have been resold thereunder or such shares are eligible for resale pursuant to Rule 144(b)(1) under the Securities Act of 1933, as amended.

Following any Dividend Default that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (h), if the Corporation subsequently fails to pay cash dividends on the Series E Preferred Stock in full for twelve or more Dividend Periods, such subsequent failure shall constitute a separate Dividend Default, and the foregoing provisions of this paragraph (h) shall immediately apply until such subsequent Dividend Default is cured as so provided.

Section 3.       Liquidation Preference. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation’s affairs, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of Junior Stock, the holders of Series E Preferred Stock shall be entitled to receive out of the Corporation’s assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference, or $25.00 per share, plus an amount equal to all dividends (whether or not declared) accrued and unpaid thereon to and including the date of payment. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Stock will have no right or claim to any of the Corporation’s remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the Corporation’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series E Preferred Stock and the corresponding amounts payable on all Senior Stock and Parity Stock, then after payment of the liquidating distribution on all outstanding Senior Stock, the holders of the Series E Preferred Stock and all other such classes or series of Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, any consolidation or merger of the Corporation with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, or a statutory share exchange shall not be deemed to constitute the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

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Section 4.       Redemption.

(a)       Optional Redemption. The Corporation may, at its option, upon not less than thirty (30) days nor more than sixty (60) days’ written notice, redeem the Series E Preferred Stock, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per share of Series E Preferred Stock, plus any accumulated and unpaid dividends (whether or not declared) on the Series E Preferred Stock up to, but not including, the date of such redemption, upon written notice as described herein. If the Corporation elects to redeem any shares of Series E Preferred Stock as described in this paragraph, the Corporation may use any available cash to pay the redemption price.

(b)       Redemption Procedures.

(i)       Notice of redemption will be mailed upon not less than thirty (30) days nor more than sixty (60) days before the redemption date to each holder of record of Series E Preferred Stock at the address shown on the share transfer books of the Corporation. Each notice shall state: (i) the redemption date; (ii) the number of shares of Series E Preferred Stock to be redeemed; (iii) the redemption price of Series E Preferred Stock, plus any accumulated and unpaid dividends (whether or not declared) up to, but not including the date of redemption; (iv) the place or places where any certificates issued for Series E Preferred Stock other than through The Depository Trust Company (“DTC”) book entry described below, are to be surrendered for payment of the redemption price; (v) that dividends on the Series E Preferred Stock will cease to accrue on such redemption date; and (vi) any other information required by law or by the applicable rules of any exchange or market upon which the Series E Preferred Stock may be listed or admitted for trading. If fewer than all outstanding shares of Series E Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series E Preferred Stock to be redeemed from each such holder.

(ii)       At the Corporation’s election, on or prior to the redemption date, the Corporation may irrevocably deposit the redemption price (including accrued and unpaid dividends) of the Series E Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of shares of Series E Preferred Stock will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price, and (iii) require such holders to surrender any certificates issued for shares of Series E Preferred Stock other than through the DTC book entry described below at such place on or about the date fixed in such redemption notice (which may not be later than such redemption date) against payment of the redemption price (including all accrued and unpaid dividends to the redemption date). Any interest or other earnings earned on the redemption price (including all accrued and unpaid dividends) deposited with a bank or trust company will be paid to the Corporation. Any monies so deposited that remain unclaimed by the holders of shares of Series E Preferred Stock at the end of six (6) months after the redemption date will be returned to the Corporation by such bank or trust company. If the Corporation makes such a deposit, shares of Series E Preferred Stock shall not be considered outstanding for purposes of voting or determining shares entitled to vote on any matter on or after the date of such deposit.

(iii)       On or after the date fixed for redemption, each holder of shares of Series E Preferred Stock that holds a certificate other than through the DTC book entry described below must present and surrender each certificate representing their Series E Preferred Stock to the Corporation at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series E Preferred Stock as the owner thereof, each surrendered certificate will be canceled and the shares will be retired and restored to the status of undesignated, authorized shares of Preferred Stock.

(iv)       If the Corporation redeems any shares of Series E Preferred Stock and if the redemption date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date with respect to such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

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Section 5.       Conversion Rights. The Shares of Series E Preferred Stock shall not be convertible.

Section 6.       Status of Acquired Shares. All shares of Series E Preferred Stock redeemed by the Corporation in accordance with Section 4 hereof, or otherwise acquired by the Corporation, shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

Section 7.       Ranking. The Series E Preferred Stock will rank: (i) senior to all of the Corporation’s Common Stock and any other equity securities that the Corporation may issue in the future, the terms of which specifically provide that such equity securities rank junior to the Series E Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (“Junior Stock”); (ii) equal to any shares of equity securities that the Corporation may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series E Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series E Preferred Stock) (“Parity Stock”); and (iii) junior to the Corporation’s Series C Convertible Preferred Stock, the Corporation’s Series A Cumulative Redeemable Perpetual Preferred Stock and the Series D Cumulative Redeemable Perpetual Preferred Stock and all other equity securities the Corporation issues, the terms of which specifically provide that such equity securities rank senior to the Series E Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series E Preferred Stock) (“Senior Stock”); and (iv) as well as junior to all of the Corporation’s existing and future indebtedness.

Section 8.       Voting Rights.

(a)       The Series E Preferred Stock shall have no voting rights, except as set forth in this Section 8 or as otherwise required by law, provided, however, that the voting rights set forth in this Section 8 shall be of no further force or effect in the event that the Series E Preferred Stock is no not then subject to a National Market Listing. In the circumstances identified in paragraphs (h) of Section 2 hereof, the number of directors then constituting the Board shall increase by two (the exact number to be fixed by the Board pursuant to the Bylaws), and the holders of Series E Preferred Stock, together with the holders of shares of every other series of Parity Stock upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Stock”), voting together as a single class regardless of series, shall be entitled to elect two directors. Such directors shall be elected at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series E Preferred Stock and the Voting Preferred Stock called as provided in paragraph (b) of this Section 8; in each instance in accordance with the Bylaws. Such voting rights shall continue until terminated as provided in paragraphs (h) of Section 2 hereof, as applicable, whereupon the terms of all persons elected as directors to the Board by the holders of the Series E Preferred Stock and the Voting Preferred Stock shall terminate effective immediately and the number of directors constituting the Board shall decrease accordingly. In no event shall the holders of Series E Preferred Stock be entitled under these voting rights to elect a director that would cause the Corporation to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of the Corporation’s capital stock is listed or quoted. In no event shall the total number of directors elected by holders of the Series E Preferred Stock and the Voting Preferred Stock under these voting rights exceed two.

(b)       At any time after the voting power conferred in paragraph (a) of this Section 8 shall have been so vested in the holders of Series E Preferred Stock and the Voting Preferred Stock, the Secretary of the Corporation may, and upon the written request of the holders of record of at least 25% of the outstanding shares of Series E Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series E Preferred Stock and of the Voting Preferred Stock for the election of the two directors to be elected by them to the Board as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders). If any such special meeting required to be called as above provided shall not be called by the Secretary within 75 days after receipt of any such request, then the holders of record of at least 25% of the outstanding shares of Series E Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the share records of the Corporation for the Series E Preferred Stock and Voting Preferred Stock. The directors elected at any such special meeting shall serve until all dividends accumulated on the Series E Preferred Stock for all past Dividend Periods and the then current Dividend Period have been fully paid or declared and a sum sufficient for the payment thereof has been set aside for payment. In that case, the right of holders of the Series E Preferred Stock to elect any directors will cease and, unless there are other classes or series of our Preferred Stock upon which like voting rights have been conferred and are exercisable, any preferred stock directors elected by holders of the Series E Preferred Stock will immediately resign and the number of directors constituting the Board will be reduced accordingly. If any vacancy shall occur among the directors elected by the holders of the Series E Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board, upon the nomination of the then-remaining director elected by the holders of the Series E Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, if any, to serve until the next annual meeting of the stockholders or special meeting held in place thereof and until their successors are duly elected and qualified, if such term shall not have previously terminated as provided above.

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(c)       The holders of the Series E Preferred Stock acknowledge that, in the event that they and any other Voting Preferred Stock submit a written request to call a special meeting of the holders of the Series E Preferred Stock and of the Voting Preferred Stock for the election of the two directors to be elected by them to the Board pursuant to paragraph (b) of this Section 8, the existing Board may, pursuant to the provisions of the Bylaws, (i) increase the number of directors on the Board to a number that would allow the directors elected by the holders of the Common Stock or appointed by the existing Board to fill the newly created directorships to constitute at least a majority of the Board and (ii) fill those vacancies prior to any such election pursuant to paragraph (b) of this Section 8.

(d)       Unless the Corporation has received the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series E Preferred Stock (voting together as a single class with the holders of any other series of Parity Stock that would be adversely affected in substantially the same manner), either at a meeting of stockholders or by written consent, the Corporation will not:

(i)       authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the Corporation’s authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares;

(ii)       amend, alter, repeal or replace the Certificate of Incorporation or Bylaws, including by way of a merger, consolidation or otherwise in which the Corporation may or may not be the surviving entity, so as to materially and adversely affect and deprive holders of Series E Preferred Stock of any right, preference, privilege or voting power of the Series E Preferred Stock; or

(iii)       effect any consummation of (x) a binding share exchange or reclassification involving the Series E Preferred Stock or (y) a merger or consolidation of the Corporation with another entity (whether or not a corporation), unless in each case (A) the shares of Series E Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, the shares of Series E Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and such surviving or resulting entity or ultimate parent, as the case may be, is organized under the laws of the United States or a state thereof, and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series E Preferred Stock immediately prior to such consummation, taken as a whole.

For purposes of the foregoing voting requirements, the increase in the amount of the authorized preferred stock, including the Series E Preferred Stock, or the creation or issuance of any additional Series E Preferred Stock or other series of preferred stock that the Corporation may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, outstanding at the time (voting together as a class) shall not be deemed to materially and adversely affect the rights, preferences or voting powers of the Series E Preferred Stock.

(e)       The above voting provisions will not apply with respect to shares of Series E Preferred Stock if, at or before the time when the act with respect to which the vote would otherwise be required is effected, such outstanding shares of Series E Preferred Stock either are subject to (1) a notice of redemption pursuant to the provisions in Section 4(a) above and funds sufficient to pay the applicable redemption price, including accumulated and unpaid dividends, for all of such shares of Series E Preferred Stock called for redemption have been set aside for payment, provided, however, a vote of the holders of Series E Preferred Stock will be required if all or part of the shares of Series E Preferred Stock is being retired with proceeds from the sale of the new issue.

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(f)       If any amendment, share exchange, reclassification, merger or consolidation specified in this Section 8 would adversely affect (or cause to be materially less favorable, as applicable) the rights, preferences, privileges, restrictions or voting powers of one or more but not all series of Voting Preferred Stock, then only the series of Voting Preferred Stock adversely affected (or the terms of which would be materially less favorable, as applicable) and entitled to vote shall vote as a class in lieu of all other series of Voting Preferred Stock.

(g)       Without the consent of the holders of the Series E Preferred Stock, to the fullest extent permitted by applicable law and so long as such action does not adversely affect the special rights, preferences, privileges, restrictions or voting powers of the Series E Preferred Stock, the Corporation may amend, alter, supplement, or repeal any terms of the Series E Preferred Stock, including by way of amendment to this Certificate of Designation, for the following purposes:

(i) to cure any ambiguity or mistake, or to correct or supplement any provision contained in this Certificate of Designation establishing the terms of the Series E Preferred Stock that may be defective or inconsistent with any other provision contained in such Certificate of Designation;

(ii) to make any provision with respect to matters or questions relating to the Series E Preferred Stock that is not inconsistent with the provisions of the Certificate of Incorporation, including this Certificate of Designation; or

(iii) to waive any of the Corporation’s rights with respect thereto.

(h)       When the Series E Preferred Stock is entitled to vote, such shares are entitled to one vote per share. In any matter in which the Series E Preferred Stock may vote as a single class with any other series of Preferred Stock (as may be required by law), each share of Series E Preferred Stock shall be entitled to one vote per $25.00 of stated liquidation preference. However, the Corporation may create additional series or classes of Parity Stock and Junior Stock, increase the authorized number of shares of Parity Stock (including the Series E Preferred Stock) and Junior Stock and issue additional series of Parity Stock and Junior Stock without the consent of any holder of the Series E Preferred Stock.

(i)       The holders of Series E Preferred Stock are not entitled to vote separately as a class or series on an amendment to this Certificate of Designation or the Certificate of Incorporation, except as would be unlawful under the laws of the State of Delaware.

(j)       Any director elected or appointed pursuant to this Section 8 may be removed only by the affirmative vote of holders of the outstanding Series E Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which classes or series of Preferred Stock are entitled to vote as a class with the Series E Preferred Stock in the election of such directors, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series E Preferred Stock and any such other classes or series of Preferred Stock, and may not be removed by the holders of Common Stock.

Section 9.       Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any shares of Series E Preferred Stock are outstanding, the Corporation shall use its best efforts to (a) transmit by mail to all holders of Series E Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the annual reports and quarterly reports that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation was subject to such sections (other than any exhibits that would have been required) and (b) promptly upon written request, supply copies of such reports to any prospective holder of Series E Preferred Stock. The Corporation shall mail the reports to the holders of Series E Preferred Stock within 30 days after the respective dates by which the Corporation would have been required to file the reports with the SEC if the Corporation were then subject to Section 13 or 15(d) of the Exchange Act, assuming the Corporation is a “non-accelerated filer” in accordance with the Exchange Act.

Section 10.       Record Holders. The Corporation and Computershare Trust Company, N.A., or such other transfer agent as the Corporation may designate from time to time (such transfer agent, the “Transfer Agent”) shall deem and treat the record holder of any shares of Series E Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

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Section 11.       Sinking Fund. The Series E Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

Section 12.       Preemptive Rights. No holders of Series E Preferred Stock will, as holders of Series E Preferred Stock, have any preemptive rights to purchase or subscribe for the Corporation’s Common Stock or any of its other securities.

Section 13.       Amendment of Resolution. The Board reserves the right from time to time to increase (but not in excess of the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of Series E Preferred Stock then outstanding) the number of shares that constitute the Series E Preferred Stock by further resolution adopted by the Board or a duly authorized committee of the Board and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as the case may be, has been so authorized and in other respects to amend this Certificate of Designation within the limitations provided by law, this resolution and the Certificate of Incorporation.

Section 14.       Book Entry.

(a)       Global Certificates. The Series E Preferred Stock may in the future be issued in the form of one or more fully registered global certificates (“Global Preferred Shares”), which would at such time be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for DTC, or with DTC’s nominee, Cede & Co., or such other depositary of the Corporation’s choosing that is a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a clearing agency under Section 17A of the Exchange Act (the “Depositary”) (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent. The number of shares of Series E Preferred Stock represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary as hereinafter provided. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under these terms of the Series E Preferred Stock with respect to any Global Preferred Shares held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.

(b)       Direct Registration System. The Series E Preferred Stock may be in the future registered in book-entry form through the Direct Registration System (the “DRS”). The DRS is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated shares, which ownership shall be evidenced by periodic statements issued by the depositary to the holders of shares of Series E Preferred Stock entitled thereto. This direct registration form of ownership allows holders to have securities registered in their names without requiring the issuance of a physical stock certificate, eliminates the need for holders to safeguard and store certificates and permits the electronic transfer of securities to effect transactions without transferring physical certificates.

[Signature Page Follows]

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IN WITNESS WHEREOF, Hyperscale Data, Inc. has caused this Certificate of Designation, Rights and Preferences to be signed by the undersigned as of the date first written above.

HYPERSCALE DATA, INC.

By:	/s/ Henry Nisser
Name:	Henry Nisser
Title:	President

[Signature Page to Series E Certificate of Designation]